Blazzard, Grodd & Hasenauer, P.C.
943 Post Road East
Westport, CT 06880
(203) 226-7866


October 1, 2001


Board of Directors
MetLife Investors USA Insurance Company
22 Corporate Plaza Drive
Newport Beach, CA 92660

RE:  Opinion of Counsel - MetLife Investors USA Separate Account A

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of a Post-Effective Amendment to a Registration Statement on Form N-4 for the Flexible Premium Variable Annuity Contracts (the "Contracts") to be issued by MetLife Investors USA Insurance Company and its separate account, MetLife Investors USA Separate Account A.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

     1. MetLife Investors USA Separate Account A is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

     2. Upon the acceptance of purchase payments made by an Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally-issued, fully paid, non-assessable contractual interest under such Contract.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

We consent to the reference to our Firm under the caption "Legal Opinions" contained in the Statement of Additional Information which forms a part of the Registration Statement.

Sincerely,

BLAZZARD, GRODD & HASENAUER, P.C.


By: /s/RAYMOND A. O'HARA III
   ------------------------------
       Raymond A. O'Hara III